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Exhibit 23.2

CONSENT OF EXPERTS

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 23, 2004, with respect to the consolidated financial statements of J.B. Poindexter & Co., Inc. and subsidiaries included in the Registration Statement Form S-4 filed on or about March 25, 2005 and related Prospectus of J.B. Poindexter & Co., Inc. for the registration of $200,000,000 principal amount of 8.75% Senior Notes due 2014.

/s/ ERNST & YOUNG LLP

Houston, Texas
March 24, 2005

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CONSENT OF EXPERTS